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                                                                    EXHIBIT 21.1

                        SUBSIDIARIES OF ARIS CORPORATION

1.  Oxford Computer Group Limited
  a.  Barefoot Computer Training Limited
  b.  MMT Computing (Reading) Limited

2.  ARIS Software, Inc.